Exhibit 3.72

ARTICLES OF INCORPORATION

OF

WES ACQUISITION COMPANY

ARTICLE 1. NAME

The name of the Corporation is WES Acquisition Company.

ARTICLE 2. DURATION

The period of the Corporation’s duration shall be perpetual.

ARTICLE 3. PURPOSES AND POWERS

The purpose for which the Corporation is organized is to engage in any business, trade or activity, which may lawfully be conducted by a corporation organized under the Wyoming Business Corporation Act (the “Act”).

The Corporation shall have the authority to do all things necessary or convenient to carry out its business and affairs.

ARTICLE 4. SHARES

The Corporation is authorized to issue 1,000 shares of Common Stock, having a par value of $.01 per share. The Common Stock shall have unlimited voting rights and shall be entitled to distribution of the net assets of the Corporation upon dissolution.

ARTICLE 5. REGISTERED OFFICE AND AGENT

The name of the registered agent of the Corporation and the address of its registered office are as follows:

CT Corporation System

1720 Carey Avenue

Cheyenne, WY 82001

ARTICLE 6. LIMITATION OF DIRECTOR LIABILITY

No Director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for his or her conduct as a Director or for any act or omission of any such Director, which conduct or omission takes place on or after the date this Article 6 becomes effective. However, the foregoing provision shall not eliminate or limit the liability of a Director for (a) the payment of distributions in violation of the Act § 17-16-833; (b) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (c) any transaction from which the Director derived an improper personal benefit; or (d) an intentional infliction of harm on the Corporation or its shareholders. If, after this Article becomes effective, the Act is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article 6 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Corporation for acts or omissions prior to such repeal or modification. This provision shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the date this Article 6 becomes effective.

ARTICLE 7. INDEMNIFICATION

To the fullest extent not prohibited by law, the Corporation: (i) shall indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was an Officer, employee or agent of the Corporation, or a fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974), with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a Director or Officer of, or as a fiduciary (as defined above) of an employee benefit plan of, another corporation, partnership, joint venture, trust or other enterprise. The Article shall not be deemed exclusive of any other provisions for the indemnification of Directors, Officers, employees, or agents that may be included in any statute, bylaw, agreement, resolution of shareholders or Directors or otherwise, both as to action in any official capacity and action in any other capacity while holding office, or while an employee or agent of the Corporation. For purposes of this Article, “Corporation” shall mean WES Acquisition Company and any successor corporation thereof.

ARTICLE 8. INCORPORATOR

The name and address of the incorporator are:

Michael Gadd

Perkins Coie LLP

1211 S.W. Fifth Avenue, Suite 1500

Portland, Oregon 97204-3715

The undersigned incorporator has executed these Articles of Incorporation this 25th day of April, 2001.

/s/ Michael Gadd
Michael Gadd, Incorporator